UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549




FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934



 November 20, 2002
Date of Report (Date of earliest event reported)



AMERICAN ENTERPRISE CORPORATION
(Exact name of registrant as specified in its chapter)


             Florida			0-24696			59-3248917
(State of other jurisdiction	Commission File	IRS Employer
       of incorporation	Number	Identification No.





601 S. Freemont Avenue, Tampa, Florida 		33606
     (Address of principal executive offices)	(Zip Code)


	(813)-258-1065
Registrant's telephone number, including area code

AMERICAN ENTERPRISE.COM, CORP.
(Former name or former address, if changed since last report)






Item 1. Changes in Control of Registrant

Not applicable.

Item 2. Acquisition or Disposition of Assets

Not applicable.

Item 3. Bankruptcy or Receivership

On May 1, 2001, American Enterprise Corporation (formerly American Enterprise.Com, Corp) filed for voluntary reorganization under Chapter 11 of the Bankruptcy Code. On November 20, 2002, the Middle District of Florida Court confirmed the Company's Plan of Reorganization (the "Plan"). At time of Plan confirmation, the Company has no assets and no liabilities. Administrative fees including legal, accounting and consulting were paid by Mr. John Stanton, the Company's Chairman of the Board and Chief Executive Officer. There were no priority creditors. Equipment leases shall be treated as unsecured creditors. Unsecured creditors determined to represent approximately $7,000,000 may either
(a) accept a cash payment on a pro rata basis from a $50,000 unsecured claim fund, or (b) accept a stock payment on a pro rata basis from a 4,500,000 common share unsecured claim treasury stock fund. All unsecured creditors are now slated to receive their pro rata portion of the $50,000 unsecured claim fund and the Company will not issue any of the 4,500,000 shares allocated to the treasury stock fund. The Company's previous Stockholders retain their 2,250,000 shares of common stock in the Company. Pursuant to the Plan the Company anticipates that it will acquire HealthCentrics, Inc. for up to 20,000,000 newly issued restricted common shares of AMER. A copy of the confirmed Plan is attached hereto as Exhibit 20.1.

HealthCentrics, Inc., is a development-stage Florida corporation formed February, 2002 to organize, develop and market a suite of Web-based medical accounting, billing and management information services to third party billing companies, practice management and healthcare provider organizations. To date, HealthCentrics has not engaged in any meaningful sales.

The Company is now completing negotiations to acquire HealthCentrics.

Item 4. Changes in Registrant's Certifying Accountant

Not applicable.

Item 5. Other Events and Regulation FD Disclosure

Not applicable.

Item 6. Resignations of Registrant's Directors

Not applicable.

Item 7. Financial Statements and Exhibits

Not applicable.

Item 8. Change in Fiscal Year

Not applicable.

Item 9. Regulation FD Disclosure

On August 29, 2002, the Company issued a press release relating to the Letter of Intent to acquire HealthCentrics. The press release is attached hereto as
Exhibit 20.2.

On October 28, 2002, the Company issued a press release announcing that on November 20, 2002, the Company anticipated confirmation of Reorganization. The press release is attached hereto as Exhibit 20.3.

On November 20, 2002, the Company issued a press release announcing that it had received confirmation for its Plan of Reorganization. The Press Release is attached hereto as Exhibit 20.4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


AMERICAN ENTERPRISE CORPORATION
(Registrant)

Date  November 20, 2002


_____S/S JOHN STANTON___
John Stanton
Chief Executive Officer